EXHIBIT 4.01

SHARE EXCHANGE AGREEMENT

This Stock Exchange Agreement together with all the Exhibits, Schedules and other attachments (the "Agreement") is entered into on March 6, 2018 and is made among SLEEPAID HOLDING COMPANY, a Nevada corporation ("Seller"), YUGOSU INVESTMENT LIMITED, a Hong Kong corporation ("YIL"), GUANGZHOU SLEEPAID HOUSEHOLD SUPPLIES CO., LTD., a China corporation ("GSHS"), GUANGZHOU YUEWIN TRADING CO., LTD., a China corporation (“GYTC”), AND ZZLL INFORMATION TECHNOLOGY, INC., a Nevada corporation (“ZZLL”) and its 100% wholly owned subsidiary, SYNDICORE ASIA LTD. (“SAL”), a Hong Kong corporation.

PRELIMINARY STATEMENTS

WHEREAS, the Board of Directors of Seller and ZZLL deem it advisable and generally in their respective best interests that ZZLL through its subsidiary SAL, acquire all the issued and outstanding capital stock of YIL; and

WHEREAS, the Board of Directors of Seller and ZZLL deem it advisable and in their respective best interests that ZZLL, through its subsidiary SAL, acquire the stock of GSHS and GYTC; and

WHEREAS, ZZLL has authorized capital stock consisting of 400,000,000 shares of voting common stock with $.0001 par value per share and 100,000,000 shares of preferred stock, of which 19,727,448 shares of common stock are presently issued and outstanding and zero shares of preferred stock are currently issued and outstanding.

NOW, THEREFORE, in consideration of the premises and of the mutual agreement, covenants, and provisions hereinafter set forth, the parties hereto agree that all of the outstanding shares of common stock of YIL, GSHS and GYTC, which are owned by Seller shall be exchanged for shares of ZZLL common stock, effective April 9, 2018 (the “Effective Date”) and hereby agree upon and prescribe the terms and conditions of such share exchange and the manner of carrying the same into effect, as follows:

ARTICLE I

ACQUISITION

1.01 Acquisition. As promptly as practicable following the satisfaction or waiver of the conditions to the Parties' respective obligations hereunder, at the Effective Time (as defined in Section 1.03) and pursuant to the terms hereof, the Seller shall transfer all the common stock of YIL, GSHS and GYTC (collectively referred to as the “Seller’s Stock”) to ZZLL’s subsidiary company, SAL. In consideration for such transfer, Seller shall receive in exchange 12,000,000 shares of ZZLL common stock (the "Exchange Transaction"). Such shares of common stock shall have the terms and characteristics set forth in ZZLL's articles of incorporation ("ZZLL Shares"). Such Shares may be paid directly to the Seller or as the Seller may direct.

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1.02 Restrictions of ZZLL Shares. Upon issuance of the ZZLL Shares to the Seller, in accordance with the terms and conditions hereof, the ZZLL Shares shall be fully paid, validly issued, and nonassessable, and not subject to any preemptive rights or any liens, claims, equities, encumbrances, or security interests or any restrictions on the transfer thereof other than those set forth in this Agreement or imposed by law.

1.03 Closing; Surrender of Certificates.

The Closing shall take place later, of on or before April 9, 2018 (the "Closing") at 1:00 p.m. Eastern Standard Time at the offices of Jones & Haley, P.C.; or as any other such time when allowed pursuant to the rules of the United States Securities and Exchange Commission. The Closing may be rescheduled by agreement of the parties. The date of the Closing shall be the Effective Time of the Exchange Transaction.

(a) Transfers at Closing. At the Closing, the Seller shall transfer its share certificates of YIL, GSHS and GYTC to ZZLL and ZZLL shall issue its share certificates for 12,000,000 ZZLL Shares to Seller in accordance with Section 1.01 above. At the Closing, the Seller shall deliver to ZZLL such other documents as called for herein; and at the Closing, ZZLL shall deliver to Seller such other documents as called for herein.

1.04 Additional Actions. If at any time after the Effective Time, ZZLL, SAL or Seller shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Seller or SAL title to and possession of any property or right of Seller or SAL, as appropriate, acquired or to be acquired by reason of, or as a result of, the Exchange Transaction, or otherwise to carry out the purposes of this Agreement, ZZLL and SAL or Seller and their proper officers and directors, solely in their official capacity as officers and directors, shall execute any and all documents necessary to vest, perfect or confirm title to and possession of such property or rights in SAL or in the Seller, as appropriate, and otherwise to carry out the purposes of this Agreement.

1.05 Effect of Share Exchange.

(a) Tax Treatment. This Agreement contemplates a tax-free exchange of all the Shares of YIL, GSHS, GYTC and ZZLL pursuant to §351 of the Internal Revenue Code. Following the "Closing" of the Exchange Transaction, it is contemplated that YIL, GSHS and GYTC will remain in existence as wholly-owned subsidiaries of SAL.

(b) General. As aforesaid, the Share Exchange shall become effective on the Closing Date.

(c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of both SAL and Seller, as in effect on the Closing shall continue to remain in full force and effect (without interruption) on and after the Closing.

(d) Directors and Officers. On the Effective Date the Boards of Directors and the Officers of Seller and SAL shall continue after Closing.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ZZLL AND SAL

In order to induce Seller to enter into this Agreement, SAL and ZZLL, jointly and severally, represent and warrant to Seller that the statements contained in this Article II are true and complete as of the date of this Agreement and will be true and complete as of the Effective Time (as though made then and through the Effective Time).

2.01 Organization and Standing. SAL is a corporation duly organized, existing and in good standing under the laws of Hong Kong, with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as it is currently conducted. SAL is duly qualified to do business and is in good standing in each jurisdiction where its activities would require qualification, except where the failure to qualify would not have a material adverse effect upon SAL's business or financial condition, or on the ability of the Parties to consummate the transactions contemplated by this Agreement ("SAL Material Adverse Effect"). SAL is not in default of any provision of its Certificate of Incorporation, Bylaws or other agreements relating to corporate governance or organization. ZZLL is a corporation duly organized, existing and in good standing under the laws of the State of Nevada with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as it is currently conducted. ZZLL is duly qualified to do business and is in good standing in each jurisdiction where its activities would require qualification, except where the failure to qualify would not have a material adverse effect upon ZZLL's business or financial condition, or on the ability of the Parties to consummate the transactions contemplated by this Agreement ("ZZLL Material Adverse Effect"). ZZLL is not in default of any provision of its Certificate of Incorporation, Bylaws or other agreements relating to corporate governance or organization.

2.02 Corporate Power and Authority. ZZLL and SAL have all requisite corporate power and authority to enter into and perform this Agreement. ZZLL and SAL have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of both ZZLL and SAL, enforceable in accordance with its terms. ZZLL and SAL represent and warrant that this Agreement is valid and binding on ZZLL and SAL according to its terms and shall be binding on their successors in interest or assigns.

2.03 Conflicts; Consents and Approvals. ZZLL’s and SAL's execution or performance of this Agreement will not:

(a) result in a breach or default or entitle any third party to terminate or accelerate any of the terms, conditions or provisions of the Certificates of Incorporation or Bylaws of ZZLL or SAL or any agreements or obligations of either ZZLL or SAL; or

(b) violate any orders, writs, injunctions, decrees, statutes, rules, or regulations applicable to ZZLL or SAL or their properties or assets.

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2.04 Ownership of ZZLL Stock and Capitalization.

(a) Issuance of Shares. All shares of ZZLL Stock to be issued in connection with this transaction: (i) will be duly and validly authorized and issued, fully paid and non-assessable, with no liability attaching to the ownership thereof, (ii) are not subject to, and were not issued in contravention of, any preemptive or similar rights pursuant to any provision of law, ZZLL Certificate of Incorporation or Bylaws or any agreement, contract or other obligation to which ZZLL or Seller is a party or is subject, and (c) were issued in accordance with all applicable laws. The rights, privileges and preferences of ZZLL Stock are as stated in its Certificates of Incorporation. There are no outstanding options, subscriptions, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by ZZLL or the Seller of any securities or interests of ZZLL, nor are there outstanding any securities which are convertible into or exchangeable for shares or equity interests of ZZLL.

2.05 No Transfer Restrictions. There are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which ZZLL or SAL is a party or of which ZZLL or SAL is aware which relates to or restricts the transfer of any of the shares of ZZLL Stock. Upon consummation of the Exchange Transaction as contemplated by this Agreement, Seller will acquire good and marketable title to the ZZLL Stock, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind.

2.06 Compliance with Law. ZZLL and SAL have materially complied with all laws, statutes, ordinances, orders, rules, and all judgments, decisions and orders entered by any federal, state, local or foreign court or governmental authority or instrumentality applicable or relating to ZZLL or SAL or their businesses or properties ("ZZLL and SAL Applicable Laws").

2.07 Title to and Condition of Properties. ZZLL and SAL have good, valid and marketable title or ownership, held free and clear of any encumbrance whatsoever to all their assets and properties of every kind, tangible or intangible, wherever located which is used or planned to be used in the conduct of their businesses.

2.08 No Conflict or Default. ZZLL’s and SAL's execution and performance of this Agreement will not: (i) violate any Applicable Laws or Permits, (ii) cause a lien, security interest or encumbrance of any nature whatsoever with respect to the properties or assets of ZZLL or SAL, or (iii) give any entity an interest or rights, including rights of termination, acceleration or cancellation, with respect to any of the properties, or assets of ZZLL or SAL.

2.09 Complete Disclosure. The representations and warranties of SAL and ZZLL in this Agreement or the related Schedules and Exhibits delivered by or on ZZLL’s or SAL's behalf do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce ZZLL and SAL to enter into this Agreement, Seller represents and warrants that:

3.01 Organization and Standing. Seller is a Nevada corporation, with full power and authority (corporate and other) to conduct its business as currently conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where its activities would require qualification, except where the failure to qualify would not have a material adverse effect upon Seller's business or financial condition, or on the ability of the Parties to consummate the transactions contemplated by this Agreement ("Seller Material Adverse Effect"). Seller is not in default of any provision of its organizational documents.

3.02 Capitalization and Security Holders. Each outstanding share of Seller Stock has been duly authorized and validly issued and is fully paid and non-assessable, and no shares of Seller Stock have been issued in violation of preemptive or similar rights.

3.03 Corporate Power and Authority. Seller has all requisite power and authority to enter into and perform this Agreement and to carry out its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary Board of Director action on the part of Seller. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller.

3.04 Compliance with Law. Except where the failure to comply would not have a Seller Material Adverse Effect, Seller has materially complied with all laws, statutes, ordinances, orders, rules, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality applicable or relating to Seller or its businesses or properties ("Seller Applicable Laws").

3.05 Complete Disclosure. The representations and warranties by Seller in this Agreement or the related Schedules and Exhibits delivered by or on Seller's behalf do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

4.01 Mutual Covenants.

(a) General. Each Party shall use its best efforts to take all actions promptly and do all things necessary, proper or advisable to perform as required in this Agreement, including without limitation using all commercially reasonable efforts to cause the satisfaction of all the conditions set forth in this Agreement for which the Party is responsible as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file the additional documents, and take or cause to be taken the additional actions, as any Party may reasonably request to carry out the purposes or intent of this Agreement.

(b) Cooperation. At and after the Effective Time, each Party shall execute any and all further documents and writings and perform any other commercially reasonable actions reasonably requested by the other Party to perform this Agreement.

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ARTICLE V

CONDITIONS

5.01 Mutual Conditions. The Parties' obligations to consummate the Exchange Transaction and to perform this Agreement are subject to all of the following conditions:

(a) No Action. No Action before any court or governmental body is pending or threatened wherein a judgment, decree or order would restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or cause the Exchange Transaction to be declared unlawful or rescinded.

(b) Approvals. All action necessary to authorize the execution and delivery of this Agreement and consummation of the Exchange Transaction have been obtained.

ARTICLE VI

MISCELLANEOUS

6.01 Non-Waiver. No failure by a Party to insist upon strict compliance with a term or provision of this Agreement, to exercise any right, or to seek a remedy is a waiver of the right to insist upon such strict compliance, to exercise that or any other right, or seek that or any other remedy at any other time. This Agreement may not be modified by custom or practice in the trade, by the actions of the Parties or in any other manner except in writing signed by the party against whom enforcement is sought.

6.02 Headings. The headings of the various Articles and Sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and Sections, and shall be ignored in construing this Agreement.

6.03 Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original, but all of which taken together are one and the same Agreement.

6.04 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect to such subject matter; and may be amended only by a writing signed by all Parties.

6.05 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of law. The Parties irrevocably submit to the jurisdiction and venue of any federal or state court in Las Vegas, Nevada, over any dispute arising out of this Agreement and agree that all claims related to any dispute related to this Agreement shall be heard and determined in any such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the venue of any dispute brought in any such court or any defense of inconvenient forum for the maintenance of the dispute.

6.06 Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay the expenses they may incur in connection with the transactions contemplated by this Agreement, including without limitation the fees and expenses of legal counsel, accountants and financial advisors.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date listed above.

SLEEPAID HOLDING COMPANY

By:	/s/ Tao Wang
Tao Wang
CEO

YUGOSU INVESTMENT LIMITED

By:	/s/ Tao Wang
Tao Wang
Director

GUANGZHOU SLEEPAID HOUSEHOLD SUPPLIES CO., LTD.

By:	/s/ Tao Wang
Tao Wang
General Manager

GUANGZHOU YUEWIN TRADING CO., LTD.

By:	/s/ Tao Wang
Tao Wang
General Manager

AND

ZZLL INFORMATION TECHNOLOGY, INC.

By:	/s/ Sean Webster
Sean Webster
CEO

SYNDICORE ASIA LIMITED

By:	/s/ Sean Webster
Sean Webster
Director

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